Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2008
— Quarterly Revenue Increases 1.8% to $137.3 Million —
— Adjusted Net Free Cash Flow of $12.4 Million —
— Long-Term Debt Reduced by $13.6 Million —
     SIOUX FALLS, SD, July 29, 2008 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $137.3 million, an increase of $2.4 million or 1.8% over second quarter of 2007. The Company also reported a net loss of $(7.5) million or $(0.33) per share (basic and diluted) for the second quarter of 2008 as compared to a net loss of $(34.0) million or $(1.52) per share in the second quarter of 2007. Net loss for the second quarter 2008 included $3.7 million of expenses for restructuring, integration(1), and amortization of acquired intangibles related to the 2007 acquisitions of On Command and StayOnline. Excluding all acquisition and refinancing activities, net loss for the second quarter of 2008 was $(3.7) million or $(0.17) per share compared to $(6.5) million or $(0.29) per share for the same period of 2007.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2008	2007

Total revenue	$137,347	$134,914
Operating income (loss)	3,292	(727)
Net loss	(7,461)	(34,032)
Net loss per common share (2)	$(0.33)	$(1.52)
Adjusted Operating Cash Flow (3)	$36,730	$36,245
Average shares outstanding (basic and diluted)	22,289,919	22,428,960

(1)	Integration expenses are defined as incremental costs associated with activities to combine or merge an operation that is not being closed, exited, or disposed of.

(2)	Based on the average shares outstanding for both basic and diluted.

(3)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries.

LodgeNet Q2 2008 Earnings 2-2-2-2
     “While the macroeconomic environment was challenging during the quarter, the continued implementation of our strategic business plan generally offset those impacts, producing greater revenue, Adjusted Operating Cash Flow, and Adjusted Net Free Cash Flow as compared to last year,” said Scott C. Petersen, LodgeNet President and CEO. “Our growth initiatives focused on hotel services, advertising and the sale of interactive systems to hotels and healthcare facilities, generated revenue of $42.2 million during the quarter, an increase of 21% over the same period last year.”
     “Total and average monthly revenue per room increased quarter over quarter despite a 2.1% decrease in hotel occupancy,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. “Total revenue per room increased 0.8% to $24.65 with revenue from Hotel Services and System Sales, Advertising and Other increasing 19.2% to $7.56 per room. In the quarter we generated 30.7% of our total revenue per room from non-guest entertainment services, which reflects our ongoing efforts to expand and diversify our service offerings. Guest Entertainment revenue per room decreased 5.6% to $17.09. This reduction, we believe, reflects not only the lower occupancy rates, but also a less popular line-up of Hollywood movie titles and a very cautious consumer.”
     “We remained focused on realizing the operating synergies from the acquisitions we made last year and decreasing our per-room capital investment during the quarter as we managed our business to maximize our cash flows,” continued Ritondaro. “Total operating expenses per room were down 10.4% quarter over quarter. On an annualized basis, we are on track to realize $15.0 million in operating synergies. System operations expenses were $2.66 per room per month in the second quarter of 2008, as compared to $2.75 last year and SG&A represented only 9.9% of revenue in the second quarter of this year, as compared to 12.0% in the same period last year. Total capital expenditures, excluding work in progress, equaled $17.0 million during the quarter with the average capital investment per new high definition television room decreasing 11.5% and the average investment to convert an existing room to high definition decreasing 7.1%, as compared to the second quarter of 2007.”
     “We generated $12.4 million of Adjusted Net Free Cash Flow during the quarter, up from a negative $(1.0) million during the first quarter of 2008,” continued Ritondaro. “As a result, we were in a position to reduce our long-term debt by $13.6 million in the quarter. We ended the second quarter with a consolidated debt leverage ratio of 4.31 times total debt, a meaningful improvement over the 4.45 ratio that we had at the end of the first quarter.”
     “Given the current economic environment and especially its impact on Guest Entertainment revenues during the summer vacation season, we have adjusted our guidance for 2008,” said Ritondaro. “Presently, we anticipate less revenue and Adjusted Operating Cash Flow for the year than we expected when we originally issued our guidance in February. However, because we are proactively managing our capital investment plans, we are maintaining and reiterating our $30 million (or $1.35 per share) mid-point target for Adjusted Free Cash Flow for the year. With this level of cash flow, we plan to further reduce our debt levels during the balance of the year.”
     “During the second quarter, we unveiled a full suite of products and services that uniquely position us to continue to strengthen and broaden our relationships with the approximately 10,000 hotel properties we serve worldwide,” said Petersen. “We trust these opportunities will become increasingly important contributors to our financial performance. We are proactively managing our business to focus on our most promising growth opportunities, while we continue to delever our balance sheet.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2008 VERSUS
THREE MONTHS ENDED JUNE 30, 2007
     Total revenue for the second quarter of 2008 was $137.3 million, an increase of $2.4 million or 1.8%, compared to the second quarter of 2007. The growth in revenue was primarily driven by an increase in revenue from Hotel Services and System Sales. The average monthly total revenue per room increased 0.8% to $24.65 for the second quarter of 2008 compared to $24.45 for the second quarter of 2007.
     Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, time-shifted television, Internet access through the television and sports programming, decreased $4.7 million or 4.7% to $95.2 million, impacted by lower occupancy, less popular Hollywood titles and a soft economic environment. Hotel room occupancy during the quarter was approximately 2.1% lower as compared to the second quarter of 2007. On a per-room basis, monthly Guest Entertainment revenue for the second quarter of 2008 declined 5.6% to $17.09 compared to $18.11 for the second quarter of 2007. Average monthly movie revenue per room was $15.80 for the second quarter of 2008, a 5.4% reduction as compared to $16.70 per room in the prior year quarter. Non-movie Guest Entertainment revenue per room decreased 8.5% to

LodgeNet Q2 2008 Earnings 3-3-3-3
$1.29 in the second quarter of 2008, driven primarily by reductions from games and TV Internet purchases, offset in part by increases in time-shifted television purchases.
     Hotel Services revenue, which includes revenue from hotels for television programming and broadband Internet service and support, increased $5.1 million or 20.3% to $30.1 million during the second quarter of 2008 versus $25.0 million in the second quarter of 2007. The increase in Hotel Services revenue more than offset the revenue decline of Guest Entertainment products. On a per-room basis, monthly Hotel Services revenue for the second quarter of 2008 increased 19.2% to $5.40 compared to $4.53 for the second quarter of 2007. Monthly television programming revenue per room increased 18.9% to $4.85 for the second quarter of 2008 as compared to $4.08 for the second quarter of 2007. This increase resulted primarily from the continued installation of high definition television systems and related services. Recurring broadband revenue per room increased 22.2% to $0.55 for the second quarter of 2008 as compared to $0.45 for the second quarter of 2007.
     System Sales, Advertising, and Other Revenue, which includes sales of broadband, healthcare and other interactive systems, and advertising and media services, increased $2.1 million, or 20.7%, to $12.1 million during second quarter of 2008 versus $10.0 million in the second quarter of 2007. On a per-room basis, monthly System Sales, Advertising and Other revenue increased 19.3% to $2.16 for the second quarter of 2008 compared to $1.81 for the second quarter of 2007. The increase in revenue resulted primarily from an increase in systems and equipment sales to healthcare facilities and other equipment and services to hotels.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $4.3 million to $73.2 million in the second quarter of 2008 as compared to $68.9 million in the second quarter of 2007. The increase in total direct costs was primarily due to increased revenue from cable programming and recurring broadband Internet services and system sales. For the second quarter of 2008, direct costs as a percentage of related revenue increased for games, TV Internet and system sales offset by decreases in costs related to movies, time-shifted television and cable programming services. Total direct costs as a percentage of revenue were 53.3% as compared to 51.1% reported for the second quarter of 2007.
     System operations expenses decreased 2.4% to $14.8 million in the second quarter of 2008 as compared to $15.2 million in the second quarter of 2007. As a percentage of revenue, system operations expenses were 10.8% this quarter as compared to 11.3% in the second quarter of 2007. Per average installed room, system operations expenses decreased 3.3% to $2.66 per room per month compared to $2.75 in the prior year quarter.
     Selling, general and administrative (SG&A) expenses decreased 16.3%, from $16.2 million in the second quarter of 2007 to $13.6 million in the current quarter. This decrease is a result of achieving the expected synergies from our post-merger consolidation of certain duplicative general and administrative expenses. Included within this quarter’s SG&A expenses were $238,000 of integration costs, compared to integration costs of $201,000 included in the prior year quarter. As a percentage of revenue, SG&A expenses were 9.9% (9.7% excluding integration expenses) in the current quarter compared to 12.0% (11.9% excluding integration expenses) in the second quarter of 2007. SG&A expenses per average installed room decreased 17.1% to $2.44 ($2.39 excluding integration expenses) as compared to $2.94 ($2.90 excluding integration expenses) in the second quarter of 2007.
     Depreciation and amortization expenses were $32.5 million in the second quarter of 2008. The depreciation and amortization expenses included $2.6 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command. As a percentage of revenue, depreciation and amortization expenses were 23.7% in the second quarter of 2008 as compared to 24.9% in the second quarter of 2007.
     For the second quarter of 2008, we incurred restructuring costs of $817,000 associated with our post merger integration activities. The restructuring expenses were primarily related to employee severance costs for the remaining administrative functions and the consolidation of our Denver offices and corporate systems infrastructure.
     Interest expense was $10.5 million in the current quarter versus $11.6 million in the second quarter of 2007. The decrease resulted from the change in weighted average long-term debt, which decreased to $623.1 million during the second quarter of 2008 from $627.7 million in the second quarter of 2007. The annualized interest rate decreased to 6.7% for the second quarter of 2008 versus 7.4% for the second quarter 2007.

LodgeNet Q2 2008 Earnings 4-4-4-4
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure, which we define as operating (loss) income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries, was $36.7 million for this quarter of 2008 as compared to $36.2 million reported for the second quarter of 2007.
     Net loss was $(7.5) million for the second quarter of 2008, compared to a net loss of $(34.0) million in the prior year quarter. Net loss per share for the second quarter of 2008 was $(0.33) compared to net loss per share of $(1.52) in the second quarter of 2007. For the current quarter, the net loss included $3.7 million of acquisition related costs for restructuring, integration, and amortization of acquired intangibles. Net loss excluding acquisition and financing related items was $(3.7) million or $(0.17) per share compared to $(6.5) million or $(0.29) per share for the same period of 2007.
     For the second quarter of 2008, cash provided by operating activities, excluding $1.6 million of cash used for integration and restructuring related activities, was $32.2 million. Cash used for property and equipment additions, including growth related capital, was $19.8 million. During the quarter, we made the required term B payment of $1.6 million and in addition we made a $5.0 million prepayment against the Term B portion of the credit facility and a payment of $7.0 million to repay the then outstanding borrowing under the credit revolver. During the second quarter of 2007, cash provided by operating activities, excluding $24.4 million of cash used for integration, restructuring and financing related activities, was $20.5 million. Cash used for property and equipment additions, including growth-related capital, was $22.9 million. For this quarter, Adjusted Net Free Cash Flow was $12.4 million as compared to $(1.8) million in the same period last year.
     In the second quarter of 2008, we installed 13,759 new rooms and converted 18,443 rooms as compared to 20,097 new rooms and 23,447 converted rooms during the second quarter of 2007. New HD installations comprised 11,260 or 81.8% of new systems installed in the current quarter as compared to 5,061 or 25.2% of new rooms in the second quarter of 2007. During the quarter, we also converted 14,625 rooms or 79.3% to HD as compared to 5,837 or 25.0% converted rooms in the second quarter of 2007. The average investment per newly-installed HD room decreased 11.5% to $410 during the second quarter of 2008, compared to $463 in the second quarter of 2007. The average investment per converted HD room also decreased 7.1% to $314 during the second quarter of 2008, compared to $338 in the second quarter of 2007.
Outlook
     For the year 2008, LodgeNet expects to report revenue in the range of $555.0 million to $570.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $145.0 million to $151.0 million. Net loss is expected to be $(31.0) million to $(25.0) million or loss per share of $(1.39) to $(1.12). Adjusted Net Loss** is expected to be $(15.0) million to $(9.0) million or $(0.67) to $(0.40) per share. Net Free Cash Flow *** is expected to be in a range of $17.0 million to $22.0 million and Adjusted Net Free Cash Flow**** is expected to be $28.0 million to $32.0 million.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses and the effects of insurance recoveries.
** Adjusted Net Loss excludes amortization of purchased intangibles, debt refinancing charges and restructuring and integration expenses.
*** Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
****Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring and integration activities.
     The Company will also host a teleconference to discuss its results July 29, 2008, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/345767/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, net free cash flow, and adjusted net free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.

LodgeNet Q2 2008 Earnings 5-5-5-5
     Adjusted operating cash flow is a non-GAAP measure which we define as operating (loss) income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, restructuring charges and integration expenses. We define net free cash flow, a non-GAAP measure, as cash provided by operating activities less cash used for certain investing activities and excluding consideration paid for acquisitions. Adjusted net free cash flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration and restructuring activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to expected operating synergies, guidance and adjusted guidance, including revenue, net loss, adjusted net loss, adjusted operating cash flow, net free cash flow and adjusted net free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners; the availability of capital to finance growth; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our guidance and adjusted guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2008 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$15,710	$25,569
Accounts receivable, net	73,357	73,580
Other current assets	10,514	11,359

Total current assets	99,581	110,508

Property and equipment, net	304,653	323,963
Debt issuance costs, net	10,386	11,374
Intangible assets, net	120,833	126,530
Goodwill	111,293	111,293
Other assets	9,762	10,155

Total assets	$656,508	$693,823

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$49,430	$50,559
Current maturities of long-term debt	7,328	7,398
Accrued expenses	28,311	30,118
Deferred revenue	14,104	14,354

Total current liabilities	99,173	102,429

Long-term debt	608,981	617,196
Other long-term liabilities	20,605	22,440

Total liabilities	728,759	742,065

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 23,009,515 and 22,969,775 shares outstanding at June 30, 2008 and December 31, 2007, respectively	230	230
Treasury stock, at cost: 530,000 and 60,000 shares at June 30, 2008 and December 31, 2007, respectively	(5,737)	(1,075)
Additional paid-in capital	331,577	330,405
Accumulated deficit	(388,110)	(367,638)
Accumulated other comprehensive loss	(10,211)	(10,164)

Total stockholders’ deficiency	(72,251)	(48,242)

Total liabilities and stockholders’ deficiency	$656,508	$693,823

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2008 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Guest Entertainment and Hotel Services	$125,291	$124,928	$253,903	$195,623
System sales, advertising and other	12,056	9,986	23,231	14,576

Total revenues	137,347	134,914	277,134	210,199

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Entertainment and Hotel Services	63,776	61,894	131,146	94,984
System sales, advertising and other	9,423	7,042	17,964	10,412
Operating expenses:
System operations	14,839	15,197	30,226	23,731
Selling, general and administrative	13,575	16,218	28,800	24,063
Depreciation and amortization	32,502	33,591	65,602	49,680
Restructuring	817	2,515	2,818	2,756
Other operating income	(877)	(816)	(867)	(816)

Total direct costs and operating expenses	134,055	135,641	275,689	204,810

Income (loss) from operations	3,292	(727)	1,445	5,389

Other Income and (Expenses):
Interest expense	(10,482)	(11,582)	(21,456)	(17,786)
Loss on early retirement of debt	(79)	(22,170)	(79)	(22,170)
Minority interest in income of subsidiary	—	165	—	165
Other (expense) income	(25)	403	(14)	564

Loss before income taxes	(7,294)	(33,911)	(20,104)	(33,838)
Provision for income taxes	(167)	(121)	(368)	(222)

Net loss	$(7,461)	$(34,032)	$(20,472)	$(34,060)

Net loss per common share (basic and diluted)	$(0.33)	$(1.52)	$(0.91)	$(1.64)

Weighted average shares outstanding (basic and diluted)	22,289,919	22,428,960	22,448,309	20,743,919

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2008 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net loss	$(20,472)	$(34,060)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65,602	49,680
Loss on early retirement of debt	79	3,583
Share-based compensation	1,194	853
Gain due to insurance proceeds	(815)	—
Insurance proceeds related to business interruption	815	—
Other	(15)	(215)
Change in operating assets and liabilities:
Accounts receivable, net	132	1,152
Other current assets	751	(2,439)
Accounts payable	(1,786)	(5,777)
Accrued expenses and deferred revenue	(3,347)	1,915
Other	306	(577)

Net cash provided by operating activities	42,444	14,115

Investing activities:
Property and equipment additions	(38,723)	(38,842)
Acquisition of StayOnline, Inc.	—	(14,388)
Acquisition of On Command Corporation, net of cash aquired	—	(335,216)
Other investing activities	—	637

Net cash used for investing activities	(38,723)	(387,809)

Financing activities:
Proceeds from long-term debt	—	625,000
Repayment of long-term debt	(8,136)	(268,115)
Payment of capital lease obligations	(709)	(1,018)
Borrowings on revolving credit facility	30,000	—
Repayments of revolving credit facility	(30,000)	—
Debt issuance costs	—	(12,738)
Contribution from minority interest holder to subsidiary	—	300
Purchase of treasury stock	(4,662)	—
Proceeds from issuance of common stock, net of offering costs	—	23,350
Exercise of stock options	—	16,036

Net cash (used for) provided by financing activities	(13,507)	382,815

Effect of exchange rates on cash	(73)	311

(Decrease) increase in cash and cash equivalents	(9,859)	9,432
Cash and cash equivalents at beginning of period	25,569	22,795

Cash and cash equivalents at end of period	$15,710	$32,227

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2008 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	2nd Qtr '08	1st Qtr '08	4th Qtr '07	3rd Qtr '07	2nd Qtr '07
Room Base Statistics
Total Rooms Served (1)	1,969,524	1,968,000	1,962,090	1,954,116	1,943,183
Total Guest Entertainment Rooms (2)	1,865,594	1,863,599	1,860,720	1,852,124	1,844,451
Total HD Rooms (3)	137,034	109,980	84,327	63,502	48,348
Percent of Total Guest Entertainment Rooms	7.3%	5.9%	4.5%	3.4%	2.6%
Total Television Programming (FTG) Rooms (4)	1,087,448	1,076,894	1,068,256	1,059,440	1,044,352
Percent of Total Guest Entertainment Rooms	58.3%	57.8%	57.4%	57.2%	56.6%
Total Broadband Internet Rooms (5)	222,421	221,906	218,860	215,581	209,145
Percent of Total Rooms Served	11.3%	11.3%	11.2%	11.0%	10.8%

Revenue Per Room Statistics (per month)

Guest Entertainment Revenue	$17.09	17.83	$16.88	$19.06	$18.11
Hotel Services Revenue	5.40	5.29	4.87	4.81	4.53
System Sales, Advertising, and Other Revenue	2.16	2.00	2.10	1.86	1.81

Total Revenue Per Room	$24.65	25.12	$23.85	$25.73	$24.45

Summary Operating Results
(Dollar amounts in thousands)

Guest Entertainment Revenue	$95,208	99,202	$93,966	$105,673	$99,931
Hotel Services Revenue	30,083	29,410	27,100	26,633	24,997
System Sales, Advertising, and Other Revenue	12,056	11,175	11,692	10,325	9,986

Total Revenue	$137,347	139,787	$132,758	$142,631	$134,914
Adjusted Operating Cash Flow (6)	$36,730	34,551	$33,838	$37,872	$36,245
Operating Income (Loss)	$3,292	(1,847)	$(8,199)	$(1,426)	$(727)
Write-off Debt Issuance Costs	$(79)	—	$—	$(25)	$(22,170)
Net Loss	$(7,461)	$(13,011)	$(19,702)	$(11,410)	$(34,032)

Reconciliation of Adjusted Operating Cash Flow to Operating (Loss) Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$36,730	34,551	$33,838	$37,872	$36,245
Depreciation and Amortization	(29,886)	(29,948)	(29,843)	(31,025)	(31,008)
Amortization of Acquired Intangibles	(2,616)	(3,152)	(2,719)	(3,110)	(2,583)
Share Based Compensation	(685)	(508)	(442)	(443)	(587)
Restructuring Expense	(817)	(2,002)	(6,105)	(2,296)	(2,515)
Integration Expense	(249)	(788)	(2,928)	(2,424)	(279)
Insurance Proceeds	815	—	—	—	—

Operating Income (Loss)	$3,292	$(1,847)	$(8,199)	$(1,426)	$(727)

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FT G) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating (Loss) Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses and the effects of insurance recoveries.